RMB Investors Trust

First Amended and Restated Expense Limitation Agreement

FIRST AMENDMENT AND RESTATEMENT, dated December 15, 2017, of the EXPENSE LIMITATION AGREEMENT made as of May 1, 2017 by and between RMB Capital Management, LLC (the “Adviser”) and RMB Investors Trust (the “Trust”), on behalf of each series identified on Schedule A attached hereto, as may be amended from time to time (each, a “Schedule A Fund”) and each series identified on Schedule B attached hereto, as may be amended from time to time (each, a “Schedule B Fund”) (each Schedule A Fund and Schedule B Fund, a “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is organized as a statutory trust under the laws of the State of Delaware, and each Fund is a series of the Trust;

WHEREAS, the Trust, on behalf of each Fund, and the Adviser are parties to an investment advisory agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”);

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain certain expenses of each class of each Fund at specified levels, and the Trust, on behalf of each Fund, and the Adviser have entered into this Amended and Restated Expense Limitation Agreement (this “Agreement”) in order to limit the expense ratio of each class of each Schedule A Fund at the level specified for each Schedule A Fund and class thereof in Schedule A attached hereto, and to limit the “other expenses” of each class of each Schedule B Fund to the level specified for each Schedule B Fund and class thereof in Schedule B attached hereto, as the case may be, on the terms and conditions set forth herein;

WHEREAS, each Schedule A Fund and each Schedule B Fund is prepared to repay the Adviser, subject to the terms and conditions set forth herein, certain reimbursed Excess Amounts (as defined in Sections 1.1 and 1.2) if such Fund’s expenses subsequently fall below the levels specified in Schedule A or Schedule B, as applicable; and

WHEREAS, this Agreement supersedes, with respect to each Fund, any prior agreement between the Adviser and the Trust that similarly provides for the waiver and/or reimbursement of Fund expenses.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Expense Limitations.

1.1          Expense Limit Applicable to Schedule A Funds.  During the Term (as defined in Section 2.1), the Adviser agrees to waive all or a portion of its Advisory Fees to the extent necessary so that the “Total Annual Fund Operating Expenses” (as defined in Form N-1A under the 1940 Act) incurred by the applicable class of shares of a Schedule A Fund (excluding Non-Capped Expenses, as defined in Section 1.3) (“Capped Operating Expenses”) do not exceed the Expense Limit (as defined in Section 1.4) applicable to such class.  During the Term, to the extent that Capped Operating Expenses incurred by a class of shares of a Schedule A Fund (after the waiver of Advisory Fees by the Adviser) exceed the Expense Limit for such class, such excess amount (the “Schedule A Fund Excess Amount”) shall be borne by the Adviser.

1.2          Expense Limit Applicable to Schedule B Funds.  During the Term, the Adviser agrees to pay or reimburse the expenses of each class of shares of each Schedule B Fund to the extent necessary so that “Other Expenses” (as defined in Form N-1A under the 1940 Act) incurred by such class (excluding Non-Capped Expenses) (“Capped Other Expenses”) do not exceed the Expense Limit applicable to such class.  During the Term, to the extent that Capped Other Expenses incurred by a class of shares of a Schedule B Fund exceed the Expense Limit for such class, such excess amount (the “Schedule B Fund Excess Amount”) shall be borne by the Adviser.  Each of a Schedule A Fund Excess Amount and a Schedule B Fund Excess Amount shall be referred to herein as an “Excess Amount.”

1.3          Non-Capped Expenses.  The following costs and expenses (“Non-Capped Expenses”) are outside of the Expense Limits:  interest charges on Fund borrowings, taxes, brokerage commissions, dealer spreads and other transaction costs, expenditures that are capitalized in accordance with generally accepted accounting principles, “Acquired Fund” (as defined in Form N-1A under the 1940 Act) fees and expenses, short sale dividends, extraordinary expenses not incurred in the ordinary course of a Fund’s business (e.g., litigation and indemnification), and any other costs and expenses that may be approved by the Board of Trustees of the Trust (the “Board”).  Extraordinary expenses are expenses that are unusual or are expected to recur infrequently, and may include, but are not limited to:  (i) expenses of the reorganization, restructuring or merger of a Fund, including the acquisition of all the assets of a Fund or the acquisition by a Fund of another fund’s assets, (ii) expenses of substantially rewriting and reformatting a Fund’s disclosure documents (as distinguished from routine annual revisions and updates), (iii) expenses of holding, and soliciting proxies for, a shareholder meeting to consider and vote upon changes to a Fund’s investment policies and restrictions, charter documents or other fundamental matters (as distinguished from routine matters such as the election of Trustees or the approval of accountants), and (iv) expenses of converting to a new custodian, transfer agent or other service provider.

1.4          Expense Limit.  The “Expense Limit” with respect to each class of shares of a Fund shall be the percentage of the average daily net assets of the applicable class specified in Schedule A or Schedule B, as the case may be.

1.5          Recoupment.  The Trust shall keep a record of the amounts of Advisory Fees waived in respect of Schedule A Funds pursuant to Section 1.1 hereof and Excess Amounts reimbursed in respect of Schedule A Funds and Schedule B Funds pursuant to Section 1.1 and Section 1.2 hereof (such waived fees and reimbursed Excess Amounts, “Prior Expenses”).  Subject to the last sentence of this Section 1.5, if at any future date Capped Operating Expenses of a class of shares of a Schedule A Fund are less than the Expense Limit for such class, the Adviser shall be entitled to payment by such class of the amount of the Prior Expenses that the Adviser has respectively waived and/or reimbursed in respect of such class, without interest thereon, except to the extent that such payment will cause the Capped Operating Expenses of such class to exceed the Expense Limit in effect for that class as of the date (i) that such Advisory Fees were originally waived and or Excess Amounts reimbursed and (ii) of the recoupment.  Subject to the last sentence of this Section 1.5, if at any future date Capped Other Expenses of a class of shares of a Schedule B Fund are less than the Expense Limit for such class, the Adviser shall be entitled to payment by such class of the amount of the Prior Expenses that the Adviser has paid or recouped in respect of such class, without interest thereon, except to the extent that such payment will cause the Capped Other Expenses of such class to exceed the Expense Limit for that class as of the date (i) that such Excess Amounts were originally reimbursed and (ii) of the recoupment.  If the Capped Operating Expenses or Capped Other Expenses of a class of shares of a Fund, as applicable, subsequently exceed the Expense Limit for that class, the payment of Prior Expenses to the Adviser, as applicable, shall be suspended.  The Adviser may seek recoupment only for Prior Expenses waived, reimbursed or paid by it for a period of three years after the date on which such waiver and/or reimbursement occurred; provided, however, that such Prior Expenses may only be recouped hereunder to the extent they were waived, reimbursed or paid after the Effective Date (as defined in Section 2.1) applicable to the Fund and share class from which recoupment is sought (or the effective date of any prior version of this Agreement).  Furthermore, the Adviser may not begin to recapture prior year expenses incurred under previous expense cap arrangements solely because of an increase in the current year’s expense cap.  Prior year expenses can be recaptured only if the current expense ratio is less than the prior year expense cap that was in place when such prior year expenses were waived.  The Chief Financial Officer of the Trust will be responsible for monitoring any recaptures to insure compliance with the foregoing provisions.  The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to permit any such recoupment by the Adviser of Prior Expenses.

1.6          Limitation of Liability.  The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or the applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust.  It is understood and expressly stipulated that neither the holders of shares of a Fund nor the Trustees of the Trust shall be personally liable hereunder.

1.7          Method of Computation.  To determine the Adviser’s obligation hereunder, each month the Capped Operating Expenses or Capped Other Expenses, as applicable, for a class of shares of a Fund shall be annualized as of the last day of the month.  If the annualized Capped Operating Expenses or Capped Other Expenses, as applicable, of a class of shares of a Fund for any month exceed the Expense Limit for such class, (i) if the Fund is a Schedule A Fund, the Adviser shall waive all or a portion of its Advisory Fees for such month, and if necessary the Adviser promptly shall remit an amount to the class, or bear an amount of expenses, that is sufficient to reduce the annualized Capped Operating Expenses to an amount that is no higher than the Expense Limit for such class, provided that any waiver of Advisory Fees shall be applied to each class of the same Fund pro rata based on the assets of each class, or (ii) if the Fund is a Schedule B Fund, the Adviser promptly shall remit an amount to the class, or bear an amount of expenses, that is sufficient to reduce the annualized Capped Other Expenses to an amount that is no higher than the Expense Limit for such class.

1.8          Year-End Adjustment.  If necessary, on or before the last day of the first month following the Term of this Agreement, or any renewal or continuance thereof, an adjustment payment shall be made by the appropriate party in order that the amount of the Advisory Fees waived, if any, and other payments remitted by the Adviser to a class of shares of a Fund with respect to the previous year shall equal the Excess Amount for such year.

1.9          Voluntary Fee Waiver/Expense Reimbursement.  Nothing herein shall preclude the Adviser from voluntarily waiving Advisory Fees, as applicable, that it is entitled to from any class of any Fund and/or voluntarily reimbursing the expenses of any class of any Fund in a manner that is not required by this Section 1, as the Adviser, as applicable, in its sole and absolute discretion, deems reasonable or appropriate.  Any such voluntary waiver or voluntary expense reimbursement shall not be recouped by the Adviser, and may be modified or terminated by the Adviser, as applicable, at any time, in its sole and absolute discretion, without the approval of, but after notice to, the Board.

2.            Term; Termination.

2.1          Term.  The term of this Agreement (the “Term”) shall begin on May 1, 2017 (or, if later, the date a Fund or a class of shares thereof is added to Schedule A or Schedule B, as the case may be, with respect to such Fund or class) (the “Effective Date”) and end with respect to each Fund after the close of business on the termination date indicated on the Fund’s Schedule A or Schedule B hereto as the case may be (or such other date as may be agreed to in writing by all of the parties hereto), unless this Agreement is earlier terminated (in whole or with respect only to the applicable Fund) in accordance with Section 2.2.  The Term, with respect to each Fund, may be continued from year to year thereafter provided that each such continuance is specifically approved by all of the parties hereto, including with respect to each Fund by a majority of the Trustees of the Trust who are not “interested persons,” as defined in the 1940 Act.  No party shall be obligated to extend the Term of this Agreement.

2.2          Termination.  This Agreement shall terminate:

(i)           with respect to a Fund, upon the end of the Term of this Agreement as provided in Section 2.1, unless continued in accordance with Section 2.1;

(ii)          with respect to a Schedule A Fund and the Adviser, automatically upon the termination of the Advisory Agreement with respect to such Schedule A Fund, unless otherwise agreed by the Adviser;

(iii)         with respect to a Schedule B Fund and the Adviser, automatically upon the termination of the Advisory Agreement with respect to such Schedule B Fund, unless otherwise agreed by the Adviser; or

(iv)         upon a writing duly executed by the Adviser and the Trust terminating the Agreement with respect to a specified Fund or Funds.

3.             Miscellaneous.

3.1          Reports to the Board.  The Adviser shall include in the compliance report provided at each regular quarterly meeting of the Board information enabling the Board to determine whether the Adviser has fully complied with the requirements of this Agreement.  The Adviser shall also report at each regular quarterly meeting of the Board the amount of Prior Expenses recovered by the Adviser from each Fund during the preceding calendar quarter.

3.2          Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.3          Interpretation.  Nothing contained herein shall be deemed to require the Trust to take any action that is contrary to the Trust’s declaration of trust or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

3.4          Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, or the 1940 Act, shall have the same meaning as and shall be resolved by reference to such Advisory Agreement or the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (the “SEC”) issued pursuant to the 1940 Act.  In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision shall be deemed to incorporate the effect of that rule, regulation or order.  Otherwise the provisions of this Agreement shall be interpreted in accordance with the substantive laws of the State of Delaware.  Notwithstanding anything herein to the contrary, any waiver of fees or reimbursement of expenses under this Agreement shall be made in accordance with Section 18 of the 1940 Act and subchapter M of the Internal Revenue Code concerning preferential dividends.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

RMB INVESTORS TRUST on behalf of each FUND set forth on Schedule A and Schedule B attached hereto

By:	/s/Walter Clark
Name:	Walter Clark
Its:	President

RMB Capital Management, LLC

By:	/s/Walter Clark
Name:	Walter Clark
Its:	Chief Operating Officer

[Signature Page to Amended and Restated Expense Limitation Agreement]

Schedule A

Expense Limits

Fund	Share Class	Expense Limit (% of average daily net assets of the class)	Effective Date	Termination Date
RMB Fund	Class A	1.59%	May 1, 2017	May 1, 2018
RMB Fund	Class B	2.34%	May 1, 2017	May 1, 2018
RMB Fund	Class C	2.34%	May 1, 2017	May 1, 2018
RMB Fund	Class I	1.34%	May 1, 2017	May 1, 2018

RMB Mendon Financial Services Fund	Class A	1.80%	May 1, 2017	May 1, 2018
RMB Mendon Financial Services Fund	Class B	2.55%	May 1, 2017	May 1, 2018
RMB Mendon Financial Services Fund	Class C	2.55%	May 1, 2017	May 1, 2018
RMB Mendon Financial Services Fund	Class I	1.55%	May 1, 2017	May 1, 2018

RMB International Small Cap Fund	Investor Class	1.50%	December 15, 2017	December 31, 2018
RMB International Small Cap Fund	Class I	1.25%	December 15, 2017	December 31, 2018

RMB International Fund	Investor Class	1.40%	December 15, 2017	December 31, 2018
RMB International Fund	Class I	1.15%	December 15, 2017	December 31, 2018

RMB Japan Fund	Investor Class	1.55%	December 15, 2017	December 31, 2018
RMB Japan Fund	Class I	1.30%	December 15, 2017	December 31, 2018
A-1

Schedule B

Expense Limits

Fund	Share Class	Expense Limit (% of average daily net assets of the class)	Effective Date	Termination Date
RMB Mendon Financial Long/Short Fund	Class A	0.65%	May 1, 2017	May 1, 2018
RMB Mendon Financial Long/Short Fund	Class C	0.65%	May 1, 2017	May 1, 2018
RMB Mendon Financial Long/Short Fund	Class I	0.65%	May 1, 2017	May 1, 2018

B-1